PRESS RELEASE

Southwall Technologies, Inc.

3975 East Bayshore Road

Palo Alto, CA 94303

Phone: (650)962-9111

Fax: (650) 967-8713

Contact:

Thomas G. Hood, President and CEO

thood@southwall.com

For Immediate Release

SOUTHWALL TECHNOLOGIES ANNOUNCES RESIGNATION

OF CHIEF FINANCIAL OFFICER

PALO ALTO, Calif.-January 29, 2004-Southwall Technologies Inc. (Nasdaq:SWTX), a global developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets, today announced the resignation of its senior vice president and chief financial officer, Michael E. Seifert, effective Jan. 30, 2004. Seifert joined Southwall in December 2002 and is leaving the company to become the chief financial officer of Virage Logic Corporation (Nasdaq:VIRL), a leading provider of best-in-class semiconductor intellectual property (IP) platforms.

Thomas G. Hood, president and chief executive officer, said, "Mike has been a valued member of Southwall's executive management team over the past year. We wish him all the best in his future endeavors."

A search for a successor to Seifert as Southwall's chief financial officer is in progress. John Lipscomb, vice president and controller, will serve as acting chief financial officer in the interim.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of electronic display, automotive and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin film coatings to over 25 countries around the world. Southwall's end customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot~~-~~Citroën, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the timing and outcome of Southwall's search for and appointment of a new chief financial officer. Further risks are detailed in the company's filings with the Securities and Exchange Commission, including those set forth in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003; its Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, filed on November 17, 2003, as amended by its Quarterly Report Form 10-Q/A, filed on November 19, 2003; its Current Reports on Form 8-K, filed on January 9, 2004.